Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-191152) on Form N-2 of Wildermuth Endowment Fund of our report dated June 29, 2020, relating to our audit of the financial statements and financial highlights, which appear in the December 31, 2019 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” "Independent Registered Public Accounting Firm" and “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Boston, Massachusetts

August 26, 2020